UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2017

AYTU BIOSCIENCE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-53121	47-0883144
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

373 Inverness Parkway, Suite 206, Englewood, Colorado		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 437-6580

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 31, 2017, we entered into and closed on an Asset Purchase Agreement with Allegis Holdings, LLC (the “Purchaser”). Pursuant to the agreement, we sold to the Purchaser all of our assets related to our product known as Primsol® (trimethoprim solution), including certain intellectual property and contracts, inventory, work in process and all marketing assets and materials related solely to Primsol (together, the “Primsol Asset”). We retain any liability associated with the Primsol Asset that occurred prior to the closing. The Purchaser paid us $1,750,000 at the closing for the Primsol Asset.

The agreement contains customary representations and warranties and covenants by each party. The agreement contains customary indemnification provisions by each party, including, subject to certain limitations, the indemnification by each party for any losses arising out of any breach of the other party’s representations or warranties or any breach or failure to perform any of its covenants under the agreement, as well as any liabilities related to the Primsol Asset prior to the closing (as to the Purchaser) and after the closing (as to us).

The agreement also provides that for a period of 24 months after the closing we will not directly or indirectly sell, market, promote, advertise or distribute anywhere in the world any liquid urinary tract anti-infective pharmaceutical or treatment product containing trimethoprim.

We have evaluated this transaction and concluded that it is not significant to our business.

The foregoing summary of the material terms of the agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the agreement. The agreement will be filed as an exhibit to our Form 10-Q for the quarter ended March 31, 2017. The press release announcing the disposition of the Primsol Asset is filed herewith as Exhibit 99.1 and is incorporated by reference into this Current Report on Form 8-K.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information in Item 1.01 of this Current Report is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press release dated April 3, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2017	AYTU BIOSCIENCE, INC.

/s/ Gregory A. Gould
Name: Gregory A. Gould
Title: Chief Financial Officer